SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                            --------------------

                                 FORM 8-A/A

                              AMENDMENT NO. 2

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                            INPRISE CORPORATION
           (Exact Name of Registrant as Specified in its Charter)


                Delaware                               94-2895440
(State of Incorporation or Organization)  (I.R.S. Employer Identification No.)


                100 Enterprise Way
             Scotts Valley, California                   95066-3249
     (Address of principal executive offices)            (Zip Code)


If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [x]

Securities Act registration statement file number to which this form relates:______________________
           (If applicable)

   Securities to be registered pursuant to Section 12(b) of the Act: None

     Securities to be registered pursuant to Section 12(g) of the Act:

                      Preferred Stock Purchase Rights
                      -------------------------------
                              (Title of Class)


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On May 15, 2000, Inprise Corporation, a Delaware corporation ("Inprise"), Corel Corporation, a corporation organized under the laws of Canada ("Corel"), and Carleton Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Corel ("Sub"), entered into a Termination Agreement and Release (the "Termination Agreement"), pursuant to which the Merger Agreement (the "Merger Agreement"), dated as of February 6, 2000, by and among Inprise, Corel and Sub, the Stock Option Agreement, dated as of February 6, 2000, between Inprise and Corel, pursuant to which Corel granted to Inprise an option to acquire up to 13,000,000 of the shares of common stock of Corel, and the Stock Option Agreement, dated as of February 6, 2000, between Inprise and Corel, pursuant to which Inprise granted to Corel an option to acquire up to 12,000,000 of the shares of common stock of Inprise (both such Stock Option Agreements, the "Stock Option Agreements"), were terminated and canceled. As a result of the Termination Agreement, the proposed merger between Inprise and Corel was terminated and Inprise and Corel agreed to release each other from all liabilities arising from, relating to or in connection with the Merger Agreement and the Stock Option Agreements.

         As previously reported, effective as of February 6, 2000, the Rights Agreement, dated as of December 20, 1991 (the "Rights Agreement"), between Inprise, and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company and the successor in interest to Manufacturers Hanover Trust Company of California, was amended ("Amendment No. 1") to, among other things, prevent the execution of the Merger Agreement and the Stock Option Agreements from causing a separation of the rights under the Rights Agreement. As the Merger Agreement and the Stock Option Agreements have now been terminated, effective as of June 28, 2000, the Rights Agreement was amended ("Amendment No. 2") to rescind the changes made to the Rights Agreement by Amendment No.1. Amendment No.2 also amended the Rights Agreement to eliminate the provisions which required the concurrence of the Continuing Directors in certain circumstances and the provisions otherwise referring to Continuing Directors. In addition, Amendment No.2 amended the Rights Agreement to change certain provisions relating to the obligations of the Rights Agent

         A copy of Amendment No. 2 is attached hereto as Exhibit 8 and is incorporated herein by reference. The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the complete text of Amendment No. 2. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement on Form 8-A to which this Form 8-A/A relates.


ITEM 2.  EXHIBITS.

         1. Rights Agreement, dated as of December 20, 1991, between Inprise and ChaseMellon Shareholder Services, L.L.C., as Rights Agent and as the successor in interest to Manufacturers Hanover Trust Company of California, and exhibits thereto, including, Exhibit A, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, and Exhibit B, the Form of Rights Certificate, incorporated by reference to Exhibit 1 to Inprise's Registration Statement on Form 8-A, as filed with the Commission on December 23, 1991.

         2. Amendment No. 1, dated as of February 6, 2000, to the Rights Agreement, dated as of December 20, 1991, between Inprise and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 2 to Amendment No. 1 to Inprise's Registration Statement on Form 8-A, as filed with the Commission on February 11, 2000.

         3. Restated Certificate of Incorporation of Inprise, incorporated by reference to Exhibit 4.1 to Inprise's Registration Statement on Form S-8, as filed with the Commission on August 13, 1998.

         4.       Amended By-laws of Inprise, incorporated by reference to
                  Exhibit 4.2 to Inprise's Registration Statement on Form S-8, as filed with the Commission on August 13, 1998.

         5. Certificate of Designation for Series B Preferred Stock of Inprise, incorporated by reference to Exhibit 3.1 to Inprise's Current Report on Form 8-K, as filed with the Commission on July 14, 1997.

         6. Certificate of Designation for Series C Convertible Preferred Stock of Inprise, incorporated by reference to
                  Exhibit 3.1 to Inprise's Current Report on Form 8-K, as filed with the Commission on July 6, 1999.

         7. Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designation of Series C Convertible Preferred Stock of Inprise filed in the Office of the Secretary of State of Delaware on June 8, 1999, incorporated by reference to Exhibit 3.2 to Inprise's Current Report on Form 8-K, as filed with the Commission on July 6, 1999.

         8. Amendment No. 2, dated as of June 28, 2000, to the Rights Agreement, dated as of December 20, 1991, between Inprise and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.*

---------------------------
*        Filed herewith.




                                 SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           INPRISE CORPORATION


Date:  June 29, 2000                       By:  /s/ Keith E. Gottfried
                                              ________________________________
                                              Name:  Keith E. Gottfried
                                              Title: Senior Vice President,
                                                     General Counsel and
                                                     Corporate Secretary